                                                                    EXHIBIT 23.1


                          Independent Auditors' Consent

The Board of Directors
NEON Systems, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of NEON Systems, Inc. of our reports dated June 27, 2002 relating to the consolidated balance sheets of NEON Systems, Inc. and subsidiaries as of March 31, 2002, and 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended March 31, 2002, and related schedule, which reports appear in the March 31, 2002, annual report on Form 10-K of NEON Systems, Inc.


KPMG LLP

Houston, Texas

December 2, 2002